Filed pursuant to Rule 424(b)(3)
                                   Registration Number 333-50112


                      PROSPECTUS SUPPLEMENT
             (To Prospectus dated November 16, 2000)


                         EMC CORPORATION
                3,495,064 Shares of Common Stock
                 ______________________________

This document supplements our Prospectus dated November 16, 2000 relating to 3,495,064 shares of our Common Stock. This Prospectus Supplement is incorporated by reference into the Prospectus and should be read in conjunction with the Prospectus. The following table replaces the table of selling stockholders set forth on page 6 of the Prospectus with the new selling stockholder table set forth below, which information is as of the date of this Prospectus Supplement.

                                                            Shares Beneficially
                Shares Beneficially Owned                   Owned and Ownership
Selling         and Ownership Percentage     Shares Being   Percentage After
Stockholder     Prior to Offering (1)        Offered        Offering(1)
-----------     -------------------------    ------------   -------------------

Timothy H. Williams(2)      1,628,022         1,628,022         0

Gordon Harris(2)            1,628,022         1,628,022         0

Stephen A. Rago(2)          162,801 (3)       32,560            130,241 (3)

Dennis Haugh                1,302             1,302             0

Constance Frothingham       586               586               0

Jeffrey Helthall (2)        195,362 (4)       2,035             193,327 (4)

Martin Horowitz             862               862               0

Merchant Capital, Inc.      66,233 (5)        66,233            0 (5)

JT Venture Partners
  Alleppey Fund, L.P.       9,845             9,845             0

Schwartz Associates (6)     364               364               0

Jeff Feinberg (6)           55                55                0

David T. Foster (6)         91                91                0

Thomas D. Sargent (6)       182               182               0

Paul S. Goulekas (6)        182               182               0

Thomas A. and               273               273               0
Nancy A. Byrne (6)

Joseph D. Sargent (6)       182               182               0

Ira and Karen Miller (6)    228               228               0

Chilton International,
  L.P. (6)                  9,108             9,108             0

Louisa M. Ives (6)          364               364               0

Timothy Donmoyer (6)        12                12                0

Seth C. & Amy C.
  Miller (6)                273               273               0

Gary K. Ransom (6)          228               228               0

Mark F. Dalton (6)          456               456               0

James J. Pallotta (6)       46                46                0

Tudor Proprietary           546               546               0
Trading, L.L.C. (6)

Robert Ripp (6)             46                46                0

Stephen P. Betz (6)         455               455               0

Karlin Holdings             9,108             9,108             0
Limited Partnership (6)

Stratton Sclavos (6)        1,366             1,366             0

Suzanne L. Stefany (6)      46                46                0

Stephen R. Pivacek (6)      182               182               0

Jonathan A. Kraft (7)       1,092             1,092             0

Dickson Smith II (6)        146               146               0

Star Mountain Investors,    1,821             1,821             0
LLC (6)

Jon Paul Newsome, Jr. (6)   182               182               0

Neil D. Campbell (6)        46                46                0

Penny Wise Partners (6)     109               109               0

Alan Henick (6)             46                46                0

Dr. Kirk Allen (6)          228               228               0

Timothy B. Atkeson
By-Pass Trust (6)           45                45                0

John Ballen (6)             455               455               0

Michael G. Balog (6)        455               455               0

Peter Howe (6)              91                91                0

Courtney Hudson and
Morris Orens (6)            9                 9                 0

Shaji John (6)              456               456               0

Wendell Laidley (6)         456               456               0

Caitlin Long (6)            910               910               0

Ashwath Nagaraj (6)         9                 9                 0

Saw Island Partners,        456               456               0
Fund #5 (6)

Dr. Michael Schiffman (6)   182               182               0

Kishore Seshadri (6)        91                91                0

David E. Sette-Ducati (6)   91                91                0

Nick Thakore (6)            27                27                0

Thomas Thekkethala (6)      729               729               0

Meirav Chovav (6)           182               182               0

John Carroll (6)            182               182               0

David Caplan(6)             91                91                0

Venture Investment          53                53                0
Partners I, LLC (6)

Jeffrey P. Barnett (8)      46                46                0

Bradley C. Bissell (8)      182               182               0

Robert V. Bolen (8)         46                46                0

Anuj l. Gupta (8)           46                46                0

Nicholas A. Halaby and      137               137               0
Corrigan Halaby (8)

Sheldon Hanau (8)           182               182               0

James F. Hickman (8)        456               456               0

William Potter Hinkley (8)  46                46                0

Robert M. Hussey and        91                91                0
Christine I. Hussey (8)

Amin Khadduri and           182               182               0
Robin Khadduri  (8)

Donald J. Kilbride (8)      91                91                0

Craig A. Kirby and Maureen  136               136               0
Ward Kirby (8)

Karl Heny John              136               136               0
Koehler III (8)

Kurt Wayne Koehler (8)      136               136               0

Douglas W. Mabie (8)        91                91                0

Ladd W. McQuade (8)         91                91                0

Robert R. Paglione (8)      91                91                0

Keith A. Piken (8)          91                91                0

John A. Stalfort, III (8)   46                46                0

Lou Tasiopoulos and         136               136               0
Michele Tasiopoulos (8)

Alex Vitale (8)             182               182               0

Thomas Joseph Ward,         91                91                0
Jr.  (8)

Ross A. Williams (8)        91                91                0

John P. Williamson,         46                46                0
Jr.  (8)

Emulex Corporation          90,295            90,295            0

_______________

(1) Assumes that all of the shares held by each selling stockholder and being offered under this prospectus are sold, and that each selling stockholder does not acquire any additional shares of our common stock before the completion of this offering. Includes shares deposited in escrow to secure the indemnification obligations of the selling stockholders under the merger agreement. Ten percent (10%) of the shares of our common stock issued to each selling stockholder in connection with the merger was deposited in escrow. To the extent that any of the shares held in escrow are returned to us in satisfaction of the indemnification obligations, the total number of shares beneficially owned by these selling stockholders would be reduced according to their respective pro rata interests in the shares held in escrow that are returned to us. Timothy Williams and Gordon Harris have also agreed that they will not sell, transfer or otherwise dispose of any shares that they received in the merger until after we publish financial results covering at least thirty days of combined operations of EMC and CrosStor after the effective time of the merger. Each number of shares listed represents less than 1% of the aggregate issued and outstanding common stock of EMC.

(2)    Timothy Williams, Gordon Harris, Stephan Rago and Jeffrey
  Helthall became EMC employees immediately following the merger;
  Timothy Williams and Gordon Harris became Vice Presidents of EMC.

(3) Includes 130,241 shares subject to currently exercisable options to acquire shares of our common stock.

(4) Includes 193,327 shares subject to currently exercisable options to acquire shares of our common stock.

(5) Merchant Capital, Inc. is a subsidiary of Credit Suisse First Boston. Credit Suisse First Boston beneficially owns approximately 1,781,553 shares of our common stock.

(6) Represents a limited partner's interest in shares currently held by JT Venture Partners Alleppey Fund, L.P.

(7) Represents 910 shares held by JT Venture Partners Alleppey Fund, L.P. of which Mr. Kraft is a limited partner and 182 shares held by New Ventures Investment Group, a limited partner of JT Venture Partners Alleppey Fund, L.P. of which Mr. Kraft is also a limited partner.

(8)    Represents a limited partner's interest in New Ventures
  Investment Group's interest in shares currently held by JT Venture Partners Allepey Fund, L.P. New Ventures Investment Group is a limited partner of JT Venture Partners Allepey Fund, L.P.


   The date of this Prospectus Supplement is January 29, 2001.